Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Lisa Esneault (media) 312-580-3571
Mylène Labrie (Canada) 514-864-5103

JEFFERSON SMURFIT CORPORATION (U.S.) REPORTS

FOURTH QUARTER AND FULL YEAR 2003 RESULTS

CHICAGO, January 30, 2004 – JSCE, Inc., the parent company of Jefferson Smurfit Corporation (U.S.), today reported a net loss of $3 million for the fourth quarter 2003.  This compares to net income of $27 million in the fourth quarter 2002. Sales for the fourth quarter were $894 million compared to $924 million in same period 2002.

For the full year 2003, JSCE, Inc. reported net income of $17 million compared to net income of $111 million in 2002.  Sales in 2003 were $3,651 million compared to $3,456 million in 2002.

Fourth quarter 2003 results include a $17 million pretax restructuring charge primarily related to a previously announced rationalization and cost cutting initiative.  For the year, the pretax restructuring charge was $21 million.

# #

JSCE, Inc., parent company of Jefferson Smurfit Corporation (U.S.), is a wholly owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world’s largest paper recycler.  In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 37,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

JSCE, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Net sales	$894	$924	$3,651	$3,456

Costs and expenses (Note 1)	891	877	3,603	3,279

Income from operations	3	47	48	177

Interest income from SSCC	20	19	80	73
Interest expense	(27)	(25)	(104)	(94)
Loss on early extinguishment of debt			(2)	(19)
Other, net	1	2	3	3

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(3)	43	25	140

Provision for income taxes		(16)	(5)	(56)

Income (loss) from continuing operations before cumulative effect of accounting change	(3)	27	20	84

Discontinued operations

Income from discontinued operations, net of income taxes				5

Gain on disposition of discontinued operations, net of income taxes				22

Income (loss) before cumulative effect of accounting change	(3)	27	20	111

Cumulative effect of accounting change Asset retirement obligations, net of income taxes			(3)

Net income (loss)	$(3)	$27	$17	$111

Note 1: 2003 includes restructuring charges of $17 million for the 4th quarter and $21 million year-to-date.

2002 includes restructuring charges of zero for the 4th quarter and $4 million year-to-date.

	Supplementary Financial Information
	2003	2002
Total Debt as of December 31,	$1,579	$1,601
Depreciation, depletion and amortization	136	123
Expenditures for property, plant and equipment	96	92